EXHIBIT A

          TY--694694                                   Form CR12397

          4686/94    The People of the State of New York,

          To all to whom these presents shall come or may concern,

                                                     SEND GREETING:

                    Know Ye, That we, having inspected the records of our Surrogate's Court in and for the County of New York, do find that on the 16th day of December in the year one thousand nine hundred and 94 by said Court Letters Testamentary on the estate of MILTON PETRIE late of the County

          of New York, deceased, were granted unto
          CARROLL PETRIE, BERNARD PETRIE, JOSEPH H. FLOM, LAURENCE
          A. TISCH, HILDA KIRSCHBAUM GERSTEIN, DOROTHY FINK STERN, JEROME A. MANNING AND DAVID ZACK the Executors named in the last Will and Testament of said deceased, and that it does not appear by said Records that said Letters have been revoked.

                    In Testimony Whereof, we have caused the Seal of the Surrogate's Court of the County of New York to be hereunto affixed.

                    Witness, Honorable Eve Preminger, a Surrogate of our said County, in the City of New York, the 2nd day of March in the year of our Lord one thousand nine hundred and 95

                                             [SEAL]

                                             /s/ Robert M. Reaves
                                  Clerk of the Surrogate's Court